FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226082-06

Sent:  Friday, January 10, 2020 2:11 PM
Subject:  GSMS 2020-GC45 -- Final Pricing Details (Public)(external)

GSMS 2020-GC45 – Final Pricing Details (Public)(external)

$1,163.319mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:  Goldman Sachs & Co. LLC, Citigroup and Deutsche Bank Securities

Co-Managers:  Academy Securities and Drexel Hamilton

Class	S&P/Fitch/DBRS MSTAR	Size($mm)	WAL(yr)	C/E	Sprd	Cpn	Yld	$px
A-1	AAA(sf)/AAAsf/AAA(sf)	19.471	3.25	30.000%	S+40	2.01920	2.00608	99.9999
A-2	AAA(sf)/AAAsf/AAA(sf)	86.299	4.92	30.000%	S+62	2.89790	2.24280	102.9997
A-3	AAA(sf)/AAAsf/AAA(sf)	13.119	6.79	30.000%	S+81	2.63890	2.47733	100.9999
A-4	AAA(sf)/AAAsf/AAA(sf)	250.000	9.77	30.000%	S+79	2.65840	2.54600	100.9994
A-5	AAA(sf)/AAAsf/AAA(sf)	496.198	9.86	30.000%	S+81	2.91060	2.56856	102.9996
A-AB	AAA(sf)/AAAsf/AAA(sf)	38.461	7.33	30.000%	S+71	2.84280	2.39303	102.9999
A-S	AAA(sf)/AAAsf/AAA(sf)	146.827	9.87	18.625%	S+107	3.17310	2.82890	102.9998
B	AA-(sf)/AA-sf/AA(low)(sf)	64.539	9.87	13.625%	S+130	3.40510	3.05889	102.9997
C	NR/A-sf/A(low)(sf)	48.405	9.94	9.875%	S+180	3.53902	3.56092	100.2266

Anticipated Timing

Anticipated Closing:   January 30th

144A Cusips

A1	36258YBC1
A2	36258YBD9
A3	36258YBE7
A4	36258YBF4
A5	36258YBG2
AAB	36258YBH0
AS	36258YBL1
B	36258YBM9
C	36258YBN7

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-226082) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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